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                        [GMAC MORTGAGE CORPORATION LOGO]



                        Annual Certification by Officer
                      For the Year Ended December 31, 2003


                     UNITED STATES DEPARTMENT OF EDUCATION
                 COLLEGE AND UNIVERSITY FACILITY LOAN TRUST ONE


Pursuant to Section 206 and 207 of the Servicing Agreement, I attest that:

i. A review of the activities of GMAC Commercial Mortgage Corporation as Servicer during the period under this Servicing Agreement has been made under my supervision, and, to the best of my knowledge, based on such review, GMAC Commercial Mortgage Corporation as Servicer, has fulfilled in all material respects, all of its duties, responsibilities, or obligations under this Servicing Agreement throughout the period.


ii. I confirm that GMAC Commercial Mortgage Corporation as Servicer is in compliance with the requirements of Section 202.


GMAC COMMERCIAL MORTGAGE CORPORATION



/s/ Brian T. Stauffer

By:    Brian T. Stauffer
Title: Senior Vice President
Date:  January 28, 2004




            200 Witmer Road - P.O. Box 1015 - Horsham, PA 19044-8015
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GMAC COMMERCIAL
MORTGAGE CORPORATION


REPORT ON COMPLIANCE WITH MINIMUM
SERVICING STANDARDS
DECEMBER 31, 2003


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GMAC COMMERCIAL MORTGAGE
200 WITMER ROAD
HORSHAM, PA 19044
TEL. 215-328-4622
FAX 215-328-1316

                                                                     EXHIBIT I



                  MANAGEMENT'S ASSERTION CONCERNING COMPLIANCE
                          WITH COMPANY SERVICING POLICY


February 23, 2004

As of and for the year ended December 31, 2003, GMAC Commercial Mortgage Corporation (the "Company") has complied in all material respects with the minimum servicing standards set forth in the Company's Servicing policy (attached in Exhibit ii), which were derived by management from the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION FOR MORTGAGE BANKERS, except that with respect to the requirement to maintain borrower funds in appropriate custodial accounts in trust for investors in accordance with applicable servicing agreement requirements, the Company did not in 2003 timely transfer reserve account balances for 550 Company originated loans. Such reserve account balances, which totaled $85 million at September 30, 2003, were recorded and reconciled at a loan-level. In the fourth quarter of 2003, the reserve funds were transferred to appropriate custodial bank accounts and existing mitigating and detective controls were enhanced so that, consistent with Company policy, upon loan sale all escrow funds, including reserve funds, are timely transferred to appropriate custodial bank accounts as required in applicable servicing agreements.

As of December 31, 2003, the Company was covered by various General Motors Corporation insurance policies providing for $125 million of fidelity bond insurance and $1 million of errors and omissions insurance.


/s/ ROBERT D. FELLER
----------------------------------------------------
Robert D. Feller
Chief Executive Officer




/s/ MICHAEL I. LIPSON
----------------------------------------------------
Michael I. Lipson
Executive Vice President, Global Servicing



/s/ WAYNE D. HOCH
----------------------------------------------------
Wayne D. Hoch
Executive Vice President and Chief Financial Officer


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                                                                    EXHIBIT II

                      GMAC COMMERCIAL MORTGAGE CORPORATION
                            MINIMUM SERVICING POLICY

I. CUSTODIAL BANK ACCOUNTS

     1. Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

          o    be mathematically accurate;

          o be prepared within forty-five (45) calendar days after the cutoff date;

          o be reviewed and approved by someone other than the person who prepared the reconciliation; and

          o document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of identification.

     2. Funds of the servicing entity shall be advanced as specified in the servicing agreement in cases where there is an overdraft in an investor's or a mortgagor's account and an advance is specified in the Investor's Servicing Agreement.

     3. All cash for each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor or in an investment account in accordance with the applicable servicing agreement requirements.

     4. Escrow funds held in trust for a mortgagor shall be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan.

II. MORTGAGE PAYMENTS

     1. Mortgage payments which are properly identified with the Company's account number and which agree to the total amount of the scheduled payment due shall be deposited into the clearing bank accounts and related custodial bank accounts within two business days of receipt. Any mortgage payments which do not meet these parameters will be researched and deposited into the appropriate bank accounts within five business days of receipt.


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                                                                    EXHIBIT II


     2. Mortgage payments made in accordance with the mortgagor's loan documents shall be posted to the applicable mortgagor records within two business days of receipt.

     3. Mortgage payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the mortgagor's loan documents.

     4. Mortgage payments identified as loan payoffs shall be allocated in accordance with the mortgagor's loan documents.

III. DISBURSEMENTS

     1. Disbursements made via wire transfer on behalf of a mortgagor or investor shall be made only by authorized personnel.

     2. Disbursements made on behalf of a mortgagor or investor shall be posted within two business days to the mortgagor's or investor's records maintained by the servicing entity.

     3. Tax and insurance payments for those loans that are escrowed shall be made on or before the penalty or insurance policy expirations date, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates, and the mortgagor has agreed with the amounts due.

     4. Any late payment penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity's funds and not charged to the mortgagor, unless the late payment was due to the mortgagor's error or omission.

     5. Amounts remitted to investors per the servicer's investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

     6. Unissued checks shall be safeguarded so as to prevent unauthorized access.

IV. INVESTOR ACCOUNTING AND REPORTING

     1. Monthly investor reports shall be sent on a monthly basis listing the total unpaid principal balance and number of loans serviced.


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                                                                    EXHIBIT II


V. MORTGAGOR LOAN ACCOUNTING

     1. The servicing entity's mortgage loans shall agree with, or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.

     2. Adjustments on ARM loans shall be computed based on the related mortgage note and any ARM rider.

     3. Escrow accounts shall be analyzed, in accordance with the mortgagor's loan documents, on at least an annual basis.

     4. Interest on escrow accounts, if required by the mortgage documents, shall be paid, or credited, to mortgagors in accordance with the borrower agreements.

VI. DELINQUENCIES

     1. Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payment rescheduling plans in cases where the delinquency is deemed temporary.

VII. INSURANCE POLICIES

     1. A fidelity bond and errors and omissions policy shall be in effect on the servicing entity in the amount of coverage represented to investors in management's assertion.